Exhibit 12





SEARS ROEBUCK ACCEPTANCE CORP.

CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                13 Weeks Ended      39 Weeks Ended
                              Sept.28  Sept.29    Sept.28  Sept.29
(millions)                       2002     2001       2002     2001
                              -------  -------    -------  -------

INCOME BEFORE INCOME TAXES      $  52    $  53     $ 150    $ 171

PLUS FIXED CHARGES:

   Interest                       202      202       578      658
   Amortization of debt
    discount/premium                3        5        10       10
                                -----     ----      ----    -----

 Total fixed charges              205      207       588      668
                                -----     ----      ----    -----
EARNINGS BEFORE INCOME TAXES
   AND FIXED CHARGES            $ 257    $ 260     $ 738    $ 839
                                =====    =====     =====    =====

RATIO OF EARNINGS TO FIXED
   CHARGES                       1.25     1.26      1.26     1.26